Exhibit 99.2. j

STORNOWAY DIAMOND CORPORATION

(A Development Stage Company)

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2006

Canadian Funds

(Unaudited – Prepared by Management)

Stornoway Diamond Corporation	Statement 1
(A Development Stage Company)
Interim Consolidated Balance Sheets
Unaudited – Prepared by Management
(expressed in thousands of Canadian dollars)

	As at
	October 31,	As at April 30,
ASSETS	2006	2006
Current
Cash and cash equivalents	$19,067	$13,076
Restricted cash(Note 5c)	2,983	-
Short-term deposits	-	9,963
Deferred financing costs(Note 5c)	3,481	-
Accounts receivable	3,280	687
Prepaid expenses	446	41
	29,257	23,767
Restricted Cash (Note 5e)	1,429	-
Investments	160	1,887
Prepaid Fuel	555	906
Property, Plant and Equipment (Note 6)	5,072	658
Resource Property Costs (Note 7)	174,210	37,557
	$210,683	$64,775

LIABILITIES
Current
Accounts payable and accrued liabilities
- Trade	$13,066	$1,330
- Due to related parties(Note 9)	3,708	51
Short-term bank loan (Note 5c)	14,941	-
	31,715	1,381

Asset Retirement Obligations	600	-
Future Income Tax Liabilities	23,973	-
Minority Interest	10,591	-

SHAREHOLDERS’ EQUITY
Share Capital(Note 8)	164,814	77,225
Contributed Surplus(Note 8)	3,515	2,900
Deficit - Statement 2	(24,525)	(16,731)
	143,804	63,394
	$210,683	$64,775

Nature of Operations and Basis of Consolidation (Note 1)

Continued Operations (Note 2)

Subsequent Event (Note 13)

ON BEHALF OF THE BOARD:

“Eira M. Thomas”	, Director	“D. Bruce McLeod”	, Director

- See Accompanying Notes -

Stornoway Diamond Corporation	Statement 2
(A Development Stage Company)
Interim Consolidated Statements of Loss and Deficit
Unaudited – Prepared by Management
(expressed in thousands of Canadian dollars (except per share amounts))

	For the Three Months Ended		For the Six Months Ended
	October	October	October	October
	31,	31,	31,	31,
	2006	2005	2006	2005
Administrative Expenses
Administration fees and rent	$32	$-	$63	$41
Legal and audit	132	25	158	85
Office and sundry	143	69	211	118
Public company expenses	125	83	198	185
Salaries and benefits	282	141	354	239
Stock-based compensation (Note 8e)	300	124	615	242

Loss Before the Following	1,014	442	1,599	910

Other Expenses (Income)
Write-off resource property costs	3,135	-	7,126	-
Write-down investments	-	6	-	6
Recovery of a bad debt previously written-off	(62)	-	(62)	-
(Gain)/loss on sale of investments	124	(1)	124	(2)
Interest income	(381)	(122)	(571)	(285)
Property management fees	(24)	(71)	(57)	(93)
	2,792	(188)	6,560	(374)

Minority Interest	(365)	-	(365)	-

Loss for the Period	3,441	254	7,794	536
Deficit - Beginning of period	21,084	15,242	16,731	14,960
Deficit - End of Period	$24,525	$15,496	$24,525	$15,496

Loss per Share - Basic and Diluted	$0.03	$0.00	$0.08	$0.01

Weighted Average Number of Shares Outstanding	110,918,281	74,233,126	95,914,291	73,672,697

- See Accompanying Notes -

Stornoway Diamond Corporation	Statement 3
(A Development Stage Company)
Interim Consolidated Statements of Cash Flows
Unaudited – Prepared by Management
(expressed in thousands of Canadian dollars)

	For the Three Months Ended		For the Six Months Ended
	October	October	October	October
	31,	31,	31,	31,
Cash Resources Provided By (Used In)	2006	2005	2006	2005
Operating Activities
Loss for the period	$(3,441)	$(254)	$(7,794)	$(536)
Items not affecting cash
Minority interest	(365)	-	(365)	-
Write-off of resource property costs	3,135	-	7,126	-
Write-down of investments	-	6	-	6
(Gain)/loss on sale of investments	124	(1)	124	(2)
Stock-based compensation	300	124	615	242
Amortization	5	8	37	11
Changes in non-cash working capital	(5,436)	857	(4,933)	(558)
	(5,678)	740	(5,190)	(837)

Investing Activities
Cash acquired on acquisition of Ashton (Note 5a)	19,264	-	19,264	-
Cash acquired on acquisition of Contact (Note 5e)	2,205	-	2,205	-
Cash paid to acquire Ashton shares (Note 5a)	(44,141)	-	(44,141)	-
Cash paid to acquire Contact shares (Note 5e)	(2,238)	-	(2,238)	-
Deferred financing costs (Note 5c)	(981)	-	(1,981)	-
Restricted cash	(4,412)	-	(4,412)	-
Prepaid fuel	229	(260)	351	(339)
Purchase of investments	-	(2,707)	-	(2,707)
Proceeds from sale of investments	1,763	31	1,763	47
Resource property costs	(77)	(4,904)	(6,426)	(9,075)
Acquisition of property, plant and equipment	(457)	(21)	(461)	(61)
	(28,845)	(7,861)	(36,076)	(12,135)

Financing Activities
Share capital issued for cash, net	22,353	7,821	22,353	7,871
Increase in short-term bank loan	14,941	-	14,941	-
	37,294	7,821	37,294	7,871

Net Increase (Decrease) in Cash	2,771	700	(3,972)	(5,101)
Cash position – Beginning of period	16,296	24,623	23,039	30,424
Cash Position – End of Period	$19,067	$25,323	$19,067	$25,323

Supplemental Schedule of Non-Cash Investing and Financing Transactions (Note 11)

Beginning Period Cash Position consists of:
Cash and cash equivalents	$16,218	$18,204	$13,076	$30,424
Short-term deposits	78	6,419	9,963	-
	$16,296	$24,623	$23,039	$30,424

- See Accompanying Notes -

Stornoway Diamond Corporation
(A Development Stage Company)
Notes to Interim Consolidated Financial Statements

October 31, 2006
Unaudited – Prepared by Management

1.             Nature of Operations and Basis of Consolidation

Stornoway Diamond Corporation (the “Company”) is a development stage company which is engaged principally in the acquisition, exploration and development of mineral properties.  The recovery of the Company’s investment in mineral properties and the attainment of profitable operations is dependent upon the discovery, development and sale of ore reserves, the ultimate outcome of which cannot presently be determined as they are contingent on future events.

These consolidated financial statements include the accounts of the Company and its wholly-owned Canadian subsidiary KRoc Diamond Drilling Corp. (“KRoc”) (formerly 614614 B.C. Ltd).  This has been accounted for using the purchase method.

On July 24, 2006, the Company announced that it was making concurrent offers to acquire 100% of the issued and outstanding shares of Ashton Mining of Canada Inc. (“Ashton”), a public company listed on the Toronto Stock Exchange (“TSX”) and Contact Diamond Corporation (“Contact”), a public company also listed on the TSX.   As at October 31, 2006, the Company had acquired 75.5% of Ashton’s outstanding shares and 93.1% of Contact’s outstanding common shares.  These investments have been accounted for using the purchase method (Note 5) and the results of operations for each of Ashton and Contact are included from September, 20, 2006, the date of control.  It is the Company’s intention to proceed with a subsequent acquisition transaction to acquire 100% of each of Ashton and Contact.

2.              Continued Operations

While these consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations, there are adverse conditions and events that cast doubt on the validity of this assumption.  The Company has incurred operating losses over the past several fiscal years, has limited financial resources, no source of operating cash flow, and no assurances that sufficient funding, including adequate financing, will be available to conduct further exploration and development of its mineral property projects and to meet its other ongoing commitments.

The Company’s ability to continue as a going concern is dependent upon its ability to obtain the financing necessary to complete its mineral projects by issuance of share capital or through joint ventures, and to realize future profitable production or proceeds from the disposition of its mineral interests.

These financial statements do not reflect adjustments that would be necessary if the going concern assumption were not appropriate because management believes that the actions taken or planned will mitigate the adverse conditions and events, however there can be no assurance that management’s actions will be successful.  If the going concern assumption were not appropriate for these financial statements, then adjustments would be necessary in the carrying values of assets, liabilities, the reported income and expenses and the balance sheet classifications used.

3.              Significant Accounting Policies

These interim consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles and follow the same accounting policies and methods of their application as the most recent annual financial statements.  These interim financial statements should be read in conjunction with the audited financial statements of the Company as at April 30, 2006.

Interests in joint ventures are accounted for by the proportionate consolidation method.

Stornoway Diamond Corporation
(A Development Stage Company)
Notes to Interim Consolidated Financial Statements

October 31, 2006
Unaudited – Prepared by Management

4.         Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, short-term deposits, accounts receivable, restricted cash, investments, trade payables, amounts due to related parties and a short-term bank loan.  Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from the financial instruments.  The fair value of these financial instruments approximates their carrying value due to their short-term maturity or capacity of prompt liquidation.

5.        Business Acquisitions

On July 24, 2006, the Company announced that it was making concurrent offers to acquire 100% of the issued and outstanding shares of Ashton Mining of Canada Inc. (“Ashton”), a public company listed on the Toronto Stock Exchange (“TSX”) and Contact Diamond Corporation (“Contact”), a public company also listed on the TSX.

a)              Ashton – percentage interest acquired as at October 31, 2006

On September 20, 2006, the Company acquired an initial 68.1% interest in Ashton by issuing 34,549,240 common shares of the Company at a value of $42,150,000 and by making a cash payment of $38,303,000.  In two subsequent acquisitions on October 2 and October 16, 2006, the Company acquired a further 7.4% interest in Ashton by issuing an additional 3,746,272 common shares of the Company at a value of $4,570,000 and by making a cash payment of $4,153,000, thereby increasing its interest in Ashton to 75.5% as at October 31, 2006.

Ashton shareholders who tendered under the offer could choose one of two options: (i) $1.25 in cash for each Ashton share (the “Cash Alternative”) or (ii) one Stornoway share plus $0.01 in cash per Ashton share (the “Share Alternative”).  The maximum cash consideration payable under the Cash Alternative is  $59,500,000.  The cash consideration was paid on a pro-rata basis to all shareholders who tendered their shares prior to the expiry of the third extension on October 16, 2006.

Pursuant to the requirements of the CICA Handbook, the acquisition was accounted for using the step-by-step purchase method.  For accounting purposes, each common share issued for the purchase has been valued, on a preliminary basis, at $1.22.  The consideration paid has been allocated on a preliminary basis to the identifiable assets and liabilities, subject to change which may be material, acquired as follows (all amounts expressed in thousands of Canadian dollars):

Cash	$19,264
Receivables	2,729
Property, plant and equipment	3,998
Resource properties	100,333
Accounts payable and accrued liabilities	(5,112)
Asset retirement obligation	(600)
Future income tax liability	(13,710)
Less: minority interest	(11,088)
$95,814
Total consideration:
Stornoway common shares issued	$46,720
Cash consideration including deal transaction costs	49,094
$95,814

The Company intends to proceed with a subsequent acquisition transaction to increase its ownership of Ashton to 100%.  In addition, the Company will issue Stornoway options and warrants at a later date for those options and warrants of Ashton which remain outstanding at the final take-up.

Stornoway Diamond Corporation
(A Development Stage Company)
Notes to Interim Consolidated Financial Statements

October 31, 2006
Unaudited – Prepared by Management

5.        Business Acquisitions - Continued

b)              Lock-Up Agreement

As part of the offer for Ashton, on July 21, 2006, the Company executed a lock-up agreement with Ashton Canada Pty. Limited (“ACPL”), an indirect, wholly-owned subsidiary of Rio Tinto Limited, and QIT-Fer et Titane Inc. (“QIT), an indirect, wholly-owned subsidiary of Rio Tinto plc, under which ACPL and QIT agreed to tender 49,037,982, or approximately 51.7% of Ashton’s issued and outstanding shares into the Company’s offer for Ashton (tendered).  Under the terms of the lock-up agreement, ACPL and QIT were precluded from tendering or voting their Ashton shares in favour of any other acquisition proposal relating to Ashton and, in certain circumstances, ACPL and QIT would have been required to vote against other acquisition proposals or actions which might prevent, delay or interfere with the Company’s take-over bid for Ashton.  On September 1, 2006, the lock-up agreement was amended so that in the event the Ashton offer was not completed for reasons other than the termination of the lock-up agreement by the Company, a $2,000,000 offer deposit would have been payable on a pro-rata basis to all Ashton shareholders of record.  On September 20, 2006, the Company completed the first take-up of Ashton shares tendered and applied the offer deposit towards the cash consideration payable as at September 20, 2006.

c)              Bridge Facility and Restricted Cash

The Company has funded the cash portion of the Ashton offer using existing cash resources, a $32,500,000 bridge facility underwritten by a Canadian Chartered Bank (the “Bank”) and the proceeds from a $22,500,000 private placement of subscription receipts to Agnico-Eagle.

The bridge facility bears interest at the Bank’s Prime Rate + 4.5% per annum.  The loan will mature and be repayable on March 20, 2007.  The terms of the bridge facility contemplate that the net proceeds of any equity financing done by the Company (except the Agnico- Eagle subscription receipt financing) will be applied against the outstanding balances owed to the Bank.  Associated with the bridge facility is a commitment fee of $1,000,000 (paid), a fee of $2,000,000 when the bridge facility is drawn down (paid) and a fee payable of $1,500,000 should there be any amounts still owing on the bridge facility 3 months following the drawdown (accrued in the accounts of the Company as at October 31, 2006).  The costs associated with the bridge facility have been accounted for as a cost of the investment in Ashton ($1,019,000) and as deferred financing costs ($3,481,000).  As at October 31, 2006, the balance owing on the bridge facility totaled $14,941,000.

As a condition of the bridge facility, the Company has set up a reserve account.  The funds in this account are restricted, and are allocated to pay for the fees and expenses associated with the bridge facility.  As at October 31, 2006, the balance in this account is $2,983,000.

Ashton has a line of credit of up to $1.4 million to satisfy exploration bonding requirements and for the use of corporate credit cards.  Short-term deposits equivalent to the utilization of the line of credit are provided as collateral security.  As at October 31, 2006, Ashton’s utilization of the line of credit was $38,500 (December 31, 2005 - $237,000).

d)              Advisory Fees

In connection with the takeover bids, the Company entered into an agreement with the Bank for financial advisory services.  Under the terms of this agreement, the Company will pay the Bank fees totaling $1,300,000 ($550,000 paid; $750,000 accrued in the accounts of the Company as at October 31, 2006) in respect of the Ashton transaction.

In connection with the Ashton and Contact takeover bids, the Company entered into a Fiscal Advisory agreement with Canaccord Capital Corporation (“Canaccord”).  Under the terms of this agreement, the Company will pay Canaccord fees totaling $1,000,000 ($250,000 paid; $750,000 accrued in the accounts of the Company as at October 31, 2006).  These fees have been accounted for as a cost of the investment in Ashton.

Stornoway Diamond Corporation
(A Development Stage Company)
Notes to Interim Consolidated Financial Statements

October 31, 2006
Unaudited – Prepared by Management

5.        Business Acquisitions - Continued

e)              Contact – percentage interest acquired as at October 31, 2006

In addition to the Ashton offer, the Company made an offer to acquire 100% of the issued and outstanding shares of Contact. Under the terms of the Contact offer, each Contact shareholder received 0.36 of a Stornoway share per Contact share tendered.  A total of 10,659,689 Stornoway shares were issued at a value of $13,005,000 at the expiry of the first offer on September 20, 2006 representing approximately 67.5% of Contact’s outstanding common shares.  The offer was subsequently extended several times and, by the expiry of the third extension October 30, 2006, a further 4,049,018 Stornoway shares had been issued at a value of $4,940,000, bringing the Company’s interest in Contact to approximately 93.1% as at October 31, 2006.

Pursuant to the requirements of the CICA Handbook, the acquisition was accounted for using the step-by-step purchase method.  For accounting purposes, each common share issued for the purchase has been valued, on a preliminary basis, at $1.22.  The consideration paid has been allocated on a preliminary basis to the identifiable assets and liabilities acquired, subject to change which may be material, as follows (all amounts expressed in thousands of Canadian dollars):

Cash	$2,205
Receivables	1,138
Investments	159
Property, plant and equipment	88
Resource properties	31,881
Accounts payable and accrued liabilities	(632)
Loan payable to shareholder	(4,525)
Future income tax liability	(10,263)
Less: minority interest	132
$20,183
Total consideration:
Stornoway common shares issued	17,945
Cash consideration including deal transaction costs	2,238
$20,183

Contact has restricted cash of $1,429,000 which must be used to fund CEE-eligible expenditures.

The Company will proceed with a compulsory acquisition to acquire the remaining Contact shares outstanding.  At the point where the acquisition is complete, the Company will convert the remaining Contact options into options of Stornoway.

f)                Letter of Support and Financing

In connection with the Contact offer, the Company entered into a support agreement with Contact’s management under which Contact agreed to support the Contact offer.  The Company has accrued as payable advisory fees totaling US$950,000 (approximately C$1,071,000) incurred by Contact in respect of the transaction.

In addition, the Company entered into a lock-up agreement with Agnico-Eagle Mines Ltd. (“Agnico-Eagle”) under which it agreed to tender approximately 31% of the outstanding Contact shares into the Contact offer (tendered).  In July 2006, Agnico-Eagle subscribed for 17,629,084 subscription receipts of the Company at a price of $1.2763 per subscription receipt for gross proceeds of $22.5 million, to be held in trust until the expiry of the first offer to Ashton shareholders (expired on September 20, 2006).  As all conditions to the subscription agreement were met as at September 20, 2006, $20.0 million of the subscription receipts were converted into 15,670,297 common shares of the Company and a further $2.5 million of the subscription receipts were converted into 1,958,787 shares of the Company when the Company drew down on the $32.5 million bridge facility.

Stornoway Diamond Corporation
(A Development Stage Company)
Notes to Interim Consolidated Financial Statements

October 31, 2006
Unaudited – Prepared by Management

6.         Property, Plant and Equipment

	As at			As at
	October 31, 2006			April 30, 2006
		Accumulated	Net Book		Accumulated	Net Book
	Cost	Amortization	Value	Cost	Amortization	Value
Office equipment	$761	$(546)	$215	$92	$(17)	$75
Buildings	91	(9)	82	-	-	-
Leasehold improvements	657	(157)	500	-	-	-
Exploration equipment	952	(461)	491	169	(82)	87
Vehicles	573	(264)	309	29	(18)	11
Laboratory equipment	4,793	(1,318)	3,475	485	-	485
	$ 7,827	$(2,755)	$5,072	$775	$(117)	$658

The property, plant and equipment assets of both Ashton and Contact are included in the Company’s accounts from the date of acquisition (Note 5).

7.         Resource Property Costs

Eastern Arctic Properties, Canada

a)              Aviat One and Two Properties

Pursuant to an agreement dated June 25, 2002, and as amended by a Joint Venture Agreement dated April 1, 2006, the Company has a 70% interest in certain mineral claims and leases, known as the Aviat One (“Aviat 1”) and Aviat Two (“Aviat 2”) properties.  BHP Billiton (“BHPB”) holds a 20% interest in the properties and the Hunter Exploration Group (“Hunter”) holds a 10% interest, carried up to the development of a mine on the properties.  John Robins, a director of the Company, owns 33.3% of Hunter.

In June 2006, BHPB elected to dilute its interest in the properties by not funding its share of the 2006 exploration program.  During the six months ended October 31, 2006, the Company wrote-off capitalized exploration costs of $2,024,000 which relates to certain of the Aviat One and Two properties where no further exploration is planned.

Each of the Aviat 1 and Aviat 2 properties is subject to a 2% NSR on products other than diamonds and a 2% GOR on diamond production.

b)             Churchill

The Company acquired a 35% interest in the Churchill property pursuant to a letter agreement dated June 13, 2002 by incurring $750,000 in exploration expenditures and issuing 300,000 common shares of the Company to Hunter.  Shear Minerals Ltd. (“Shear”) holds a 51% interest and is the operator of the Churchill joint venture.  The remaining 14% interest is held by BHPB.  The Churchill Property is subject to a 2% GOR/NSR.

BHPB elected to dilute its interest in the Churchill property by not funding its share of the 2006 exploration program.

Stornoway Diamond Corporation
(A Development Stage Company)
Notes to Interim Consolidated Financial Statements

October 31, 2006
Unaudited – Prepared by Management

7.  Resource Property Costs - Continued

c)              Qilalugaq Property (“Area 8”), Melville Peninsula, Nunavut

The Company and BHPB entered into an agreement dated July 10, 2006 whereby the Company may earn a 50% interest in the property by spending a total of $9,000,000 prior to December 31, 2011.  The Company must spend on exploration a total of $500,000 on or before December 31, 2007 and a further $2,500,000 on or before December 31, 2009 to earn a 25% interest in the property (the “First Option”).  Upon exercise of the First Option, the Company must incur a further $6,000,000 in exploration prior to December 31, 2011 of which $2,000,000 must be incurred prior to December 31, 2010 (the “Second Option”) to earn a further 25% interest in the property, bringing its total interest in the property to 50%   Upon exercise of the Second Option, a joint venture will be formed and BHPB will have the opportunity to elect to increase its interest in the property by 15% to 65% by incurring a further $15,000,000 in expenditures and may elect to become the Operator of the project.  Should BHPB not make the election to increase its interest in the property, further exploration on the property will be shared equally.

The agreement is subject to a 2% NSR on all minerals other than diamonds or diamond products and a 2% GOR on diamond production.

d)    Generative Projects and Other Property Interests

The Company has signed agreements with several individuals or companies as part of its generative exploration program.  Under the terms of these non-material agreements, the Company may be required to make cash payments, issue shares or fund an exploration program to earn its interest under the terms of the specific agreement.  Properties acquired as part of the Company’s generative exploration program may be subject to GORs ranging from 0%~3% and NSRs ranging from 0%~3%.

No cash payments or shares were issued pursuant to the Company’s generative agreements during the six months ended October 31, 2006.

e)              Ashton Projects

Through its acquisition of 75.5% of Ashton’s outstanding common shares during the period ended October 31, 2006 (Note 5), the Company has an interest, subject to the terms and conditions of pre-existing joint venture and option agreements, in Ashton’s properties located in Alberta, Quebec, Nunavut and the Northwest Territories.  Ashton’s principal exploration properties are located in Quebec.

f)                Contact Projects

Through its acquisition of 93.1% of Contact’s outstanding common shares during the period ended October 31, 2006 (Note 5), the Company has an interest, subject to the terms and conditions of pre-existing joint venture and option agreements, in Contact’s properties located in Ontario, Quebec, Nunavut and the Northwest Territories.  Contact’s principal exploration property is located on the border between Ontario and Quebec; Contact also has an interest in three joint venture projects in northern Canada.

g)             Motapa Projects, Botswana, Africa

Pursuant to an agreement dated April 26, 2005 between the Company and Motapa Diamonds Inc. (“Motapa”), the Company issued 494,121 common shares on May 1, 2006.  During the six months ended October 31, 2006, the Company wrote-off capitalized acquisition and exploration costs of $891,000 relating to areas of the property that are not being retained by the Company.

Stornoway Diamond Corporation
(A Development Stage Company)
Notes to Interim Consolidated Financial Statements

October 31, 2006
Unaudited – Prepared by Management

7.  Resource Property Costs - Continued

	Exploration	Exploration			Exploration
	for the	for the		Exploration	for the
	Three	Three	Resource	for the Three	Three	Resource
	Months	Months	property	Months	Months	property
	Ended	Ended	costs as at	Ended	Ended	costs as at
	July 31,	October 31,	October	July 31,	October 31,	October 31,
	2006	2006	31, 2006	2005	2005	2005

Eastern Arctic, Canada
Beginning balance – April 30th			$26,075			$21,431
Airborne Geophysics	15	22	37	258	9	267
Assays and laboratory	739	345	1,084	336	773	1,109
Camp and general	1,217	974	2,191	519	1,425	1,944
Drilling	975	765	1,740	1,264	1,026	2,290
Sampling and ground surveys	357	632	989	674	1,183	1,857
Tenure (Permit recoveries)	213	149	362	31	110	141
Management fees	30	36	66	16	36	52
Recoveries from partners	(666)	(338)	(1,004)	(583)	(1,158)	(1,741)
Write-offs	(2,416)	(1,011)	(3,427)	-	-	-
	464	1,574	28,113	2,515	3,404	27,350
Western Arctic, Canada
Beginning balance – April 30th			7,158			7,181
Airborne Geophysics	271	-	271	12	(5)	7
Assays and laboratory	11	57	68	28	48	76
Camp and general	26	22	48	241	63	304
Drilling	151	-	151	-	259	259
Sampling and ground surveys	79	34	113	1	297	298
Tenure (Permit recoveries)	(25)	-	(25)	(1)	18	17
Recoveries from partners	-	-	-	(30)	(20)	(52)
Write-offs	(678)	-	(678)	-	-	-
	(165)	113	7,106	251	660	8,090
Other Canadian Exploration
Beginning balance – April 30th			1,107			710
Airborne Geophysics	31	101	132	84	-	84
Assays and laboratory	1	13	14	-	-	-
Camp and general	138	67	205	10	1	11
Drilling	674	(50)	624	-	-	-
Sampling and ground surveys	27	24	51	72	(11)	61
Tenure (Permit recoveries)	-	-	-	3	-	3
Write-offs	-	(1,687)	(1,687)	-	-	-
	871	(1,532)	446	169	(10)	869
Canadian Generative Exploration
Beginning balance – April 30th			1,628			330
Airborne Geophysics	294	164	458	299	415	714
Assays and laboratory	142	564	706	146	79	225
Camp and general	71	74	145	28	35	63
Drilling	-	-	-	-	71	71
Sampling and ground surveys	333	171	504	747	507	1,254
Tenure (Permit recoveries)	(1)	-	(1)	-	262	262
Recoveries	-	-	-	-	(392)	(392)
Write-offs	(6)	-	(6)	-	-	-
	833	973	3,434	1,220	977	2,527
Botswana
Beginning balance – April 30th			1,589			-
Airborne Geophysics	-	-	-	6	-	6
Camp and general	3	5	8	4	16	20
Drilling	37	-	37	-	-	-
Sampling and ground surveys	4	40	44	-	-	-
Tenure (Permit recoveries)	572	-	572	630	3	633
Write-offs	(891)	-	(891)	-	-	-
	(275)	45	1,359	640	19	659
SUBTOTAL	$1,728	$1,173	$40,458	$4,795	$5,050	$39,495

Stornoway Diamond Corporation
(A Development Stage Company)
Notes to Interim Consolidated Financial Statements

October 31, 2006
Unaudited – Prepared by Management

7.  Resource Property Costs - Continued

	Exploration	Exploration		Exploration	Exploration
	for the	for the		for the	for the
	Three	Three	Resource	Three	Three	Resource
	Months	Months	property	Months	Months	property
	Ended	Ended	costs as at	Ended	Ended	costs as at
	July 31,	October 31,	October 31,	July 31,	October 31,	October 31,
	2006	2006	2006	2005	2005	2005

Balance carried forward	$1,728	$1,173	$40,458	$4,795	$5,050	$39,495
Ashton resource properties	-	101,763	101,763	-	-	-
Contact resource properties	-	31,989	31,989	-	-	-

	$1,728	$134,925	$174,210	$4,795	$5,050	$39,495

8.  Share Capital

a)    Details are as follows (expressed in thousands of Canadian dollars):

			Contributed
	Number	Amount	Surplus
Authorized:
Unlimited common shares without par value
Issued and fully paid:
Balance – April 30, 2006	80,421,550	$77,225	$2,900

Issued for properties	494,121	570	-
Issued for cash – subscription receipts (Note 5f)	17,629,084	22,500	-
Issuance of shares for the acquisition of Ashton (Note 5a)	38,295,512	46,720
Issuance of shares for the acquisition of Contact (Note 5e)	14,708,707	17,945
Share issue costs	-	(146)
Stock-based compensation	-	-	615
Balance – October 31, 2006	151,548,974	$164,814	$3,515

b)    Private Placement

In October 2005, the Company completed an $8,400,000 brokered private placement of 7,000,000 “flow-through” common shares at a price of $1.20 per share.  The gross proceeds of this private placement were restricted for use in incurring qualified Canadian exploration expenditures (“CEE”) as defined in the Income Tax Act.  As at October 31, 2006, the Company had spent all of the $8,400,000 raised.  This was renounced to shareholders and resulted in a future income tax recovery of $2,865,000 in the fiscal year ended April 30, 2006.

Stornoway Diamond Corporation
(A Development Stage Company)
Notes to Interim Consolidated Financial Statements

October 31, 2006
Unaudited – Prepared by Management

8.  Share Capital - Continued

c)           A summary of the Company’s outstanding stock options is as follows:

	Exercise
Number of Shares	Price	Expiry Date	Total Vested
300,000	$0.65	April 4, 2007	300,000
230,000	$0.85	February 7, 2008	230,000
485,040	$0.97	February 11, 2008	485,040
150,000	$1.25	April 8, 2008	150,000
903,256	$1.70	January 8, 2009	903,256
345,000	$2.05	August 19, 2009	345,000
145,000	$1.80	September 28, 2009	145,000
335,000	$1.70	May 18, 2010	335,000
381,667	$1.05	December 30, 2010	256,666
1,050,000	$1.15	April 24, 2011	350,000
4,324,963			3,499,962

The weighted average exercise price of the options vested is $1.37.

Stock options typically vest in equal amounts: 1/3 vest on the grant date, 1/3 vest six months from the date of grant and 1/3 vest one-year from the date of grant.

No options were granted during the six months ended October 31, 2006.

d)             During the six months ended October 31, 2006, 4,000,000 share purchase warrants outstanding exercisable at $3.00 per share until May 12, 2006 expired without exercise.

e)    Stock-Based Compensation

The Company uses fair value to account for all stock-based compensation.

The fair value of each option grant that has vested during the current period is estimated on the date of grant using the Black-Scholes Option Pricing Model, with the following weighted average assumptions:

Year Ended
April 30, 2006
Risk-free interest rate	3.5% - 4.3%
Expected dividend yield	NIL
Expected stock price volatility	97% - 98%
Expected option life in years	5 years

For the six months ended October 31, 2006, the Company recorded stock-based compensation expense of $615,000 (October 31, 2005 - $242,000).

Option pricing models require the input of highly subjective assumptions including the expected price volatility.  Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

Stornoway Diamond Corporation
(A Development Stage Company)
Notes to Interim Consolidated Financial Statements

October 31, 2006
Unaudited – Prepared by Management

9.  Related Party Transactions

Related party transactions not disclosed elsewhere in these consolidated financial statements are as follows:

a)              As at October 31, 2006, the amounts due to related parties consisted of the following (expressed in thousands of Canadian dollars):

	October 31,	April 30,
	2006	2006
Agnico-Eagle Mines Ltd.	$3,552	$-
International Northair Mines Ltd., a company with certain directors in common	-	$17
Strongbow Exploration Inc., a company with a director in common	156	34
	$3,708	$51

These amounts are non-interest bearing, unsecured and are due on demand.

b)             Pursuant to an amended agreement with International Northair Mines Ltd. (“Northair”), a company with directors and officers in common, the Company pays a monthly administrative fee for office space and reimburses Northair for administrative services and supplies as incurred.  Either party can terminate the agreement by giving three months written notice prior to the anniversary date. During the current fiscal period, administrative fees totalling $23,100 (October 31, 2005 - $2,248) were paid to Northair for its services.

c)              Pursuant to the Company’s acquisition of a 93.1% interest in Contact (Note 5e), the Company acquired an obligation of $4.9 million (valued at $4,552,000 as at September 20, 2006)  payable upon demand to Agnico-Eagle.  As at October 31, 2006, the balance payable on this loan was $3,900,000.  The loan is unsecured and bears interest at 8% per annum.  Agnico-Eagle owns approximately 16.9% of the Company’s outstanding shares.

d)             During the six months ended October 31, 2006, the Company paid or accrued as payable $103,900 (October 31, 2005 - $197,613) for shared technical services and rent to Strongbow.

e)              During the six months ended October 31, 2006, the Company received $Nil from directors and /or officers for stock option exercises (October 31, 2005 - $51,520).

The above transactions, occurring in the normal course of operations, are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

10. Comparative Figures

Certain of the comparative figures have been reclassified to conform with the current period’s presentation.

Stornoway Diamond Corporation
(A Development Stage Company)
Notes to Interim Consolidated Financial Statements

October 31, 2006
Unaudited – Prepared by Management

11.  Supplemental Schedule of Non-Cash Investing and Financing Transactions

	For the Three Months Ended		For the Six Months Ended
	October	October	October	October
	31,	31,	31,	31,
	2006	2005	2006	2005

Issuance of shares for resource properties	$-	$142	$570	$754
Deferred exploration costs included in accounts payable	$5,395	$-	$5,395	$-
Deal transaction costs included in accounts payable	$4,952	$-	$4,952	$-
Deferred financing costs included in accounts payable	$1,500	$-	$1,500	$-
Issuance of common shares for Ashton (Note 5a)	$46,720	$-	$46,720	$-
Issuance of common shares for Contact (Note 5e)	$17,946	$-	$17,946	$-
Amortization included in resource property costs	$95	$7	$98	$12

12. Commitments

Ashton has minimum commitments under operating leases for its premises averaging approximately $300,000 per year over the next seven years.

At October 31, 2006, Ashton had provided letters of credit totaling approximately $8,000 with an expiry date extending to July 21, 2007, guaranteeing performance of exploration work on certain mineral properties.

13.   Subsequent Event

On November 29, 2006 the Company completed two offerings for gross proceeds of $4,175,000 from the issuance of 3,340,000 flow-through shares.  In one offering, Canaccord Adams and BMO Capital Markets (the “Underwriters”) arranged for the purchase of 3,200,000 flow-through common shares of the Company on a private placement basis at a price of $1.25 per flow-through common share for gross proceeds of $4,000,000.  The Underwriters were paid a cash fee in the amount of 6% of gross proceeds and were issued 192,000 broker warrants, each broker warrant entitling the holder to acquire one common share of the Company (a “Warrant Share”) at a price of $1.25 per share up to November 29, 2008.

In the second offering, five investors purchased, on a non-brokered private placement basis, 140,000 flow-through shares at a purchase price of $1.25 per share for gross proceeds of $175,000.

All flow-through shares issued in the offerings, the broker warrants and the Warrant Shares are subject to hold periods expiring on March 30, 2007.

The flow through funds will be used for exploration expenditures which constitute Canadian Exploration Expenses as defined in the Income Tax Act.